Exhibit 4.33

AMENDMENT TO SECURITIES PURCHASE AGREEMENT, WARRANT, AND NOTE

This Amendment (this “Amendment”) to that certain (i) Securities Purchase Agreement, dated as of March 12, 2024 (the “Securities Purchase Agreement”), by and between HUB Cyber Security Ltd., an Israeli company (the “Company”), and Tamas Gottdiener (the “Buyer”); (ii) the Warrant to Purchase Ordinary Shares, issued by the Company to the Buyer on March 12, 2024 (the “First Warrant”) and (iii) the Secured Convertible Note, issued by the Company to the Buyer on March 12, 2024 (the “Note”), in each case, is hereby made and entered into as of April 3, 2024. Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

WHEREAS, Buyer wishes to exercise the Additional Sale Option and in connection therewith, the parties desire to amend the Securities Purchase Agreement, the First Warrant and the Note as set forth herein;

NOW THEREFORE, the parties hereto hereby agree to amend the Securities Purchase Agreement, First Warrant and Note as follows:

1. Signature Page of the Securities Purchase Agreement.

a.	The number 1,800,000 appearing under the captions “Number of Closing Warrant Shares” and “Number of Additional Closing Warrant Shares” shall be replaced with the numbers “4,444,444” and “4,000,000”, respectively.

b.	The definition “Exercise Price per Closing Warrant Share” shall be deleted and replaced with the following:

“Exercise Price per Closing Warrant Share: $0.90, subject to adjustment as provided therein.

Exercise Price per Additional Closing Warrant Share: $1.00, subject to adjustment as provided therein.”

c.	The value $1.2044 in the definition of “Conversion Price” shall be replaced with the value “$0.90”.

2. Section 4(a) of the Securities Purchase Agreement shall be replaced with the following:

Use of Proceeds. The Company shall use the proceeds from Closing Purchase Price for general corporate purposes and transaction related expenses, and shall use the proceeds from the Additional Closing Purchase Price for the purchase of the outstanding Qpoint shares not otherwise held by the Company for a purchase price of NIS 25,000,000 and payments to third parties in accordance with the details provided by the Company to the Buyer. Except as specifically set forth herein, the Company shall not use the Closing Purchase Price and the Additional Closing Purchase Price: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and consistent with prior practices), (b) for the redemption of any Ordinary Shares or Ordinary Share Equivalents, or (c) for the settlement of any other outstanding litigation or (d) in violation of FCPA or OFAC regulations. The Company shall pay (i) to the Sellers the Down Payment and the First Payment (as these terms are defined in that certain Share Purchase Agreement related to the purchase by the Company of shares of Qpoint from the other shareholders of Qpoint (the “Qpoint SPA”)) within one (1) Business Day following the receipt of the Additional Closing Purchase Price and shall file with the Israeli Registrar of Companies the release of the related liens concurrently with the payment of the Down Payment and the First Payment, and (ii) to the counterparty to the court approved settlement agreement by and between the Company and the counterparty, approved by the Tel Aviv District Court on April 2, 2024 (file number T”A 62249-12-23) (the “Settlement Agreement”), NIS 5,000,000, being the first payment of the settlement amount in accordance therewith. The Company shall promptly provide the Buyers with evidence of the payments to the Sellers and counterparty to the Settlement Agreement as described above and shall fully comply with the terms of the Qpoint SPA and the Settlement Agreement. Failure by the Company to comply with this covenant will be a material breach of this Agreement and the Company will immediately refund to the Buyer the Purchase Price.

3. Section 4(d) of the Securities Purchase Agreement shall be replaced with the following:

Pledge on Qpoint Shares. The Company has filed with the Israeli Registrar of Companies, a pledge registration document (“Tofes 10”) for the registration of pledges for the benefit of the Buyer of assets, as contemplated under the debenture attached hereto as Exhibit D. Within one (1) Business Day of providing proof to the Buyer of the effectiveness of the registration of such pledges, the Buyer shall deliver to Company an executed notice for the termination of the Closing Pledge or Alternate Pledge (as applicable) and the Company shall be entitled to file the termination notice in respect of the Closing Pledge or Alternate Pledge (as applicable). Once the Company pays to the Sellers the Down Payment and the First Payment, the pledge shall cover all of the issued and outstanding Qpoint shares and all other shares of the remaining Subsidiaries owned by the Company and shall be a first priority security interest.

4. Opening Recital of the First Warrant. The number 1,800,000 shall be replaced with the number “4,444,444”.

5. Section 1(c) of the First Warrant. The value $1.2044 shall be replaced with the value “$0.90”.

6. Section 21 of the Note. The value $1.2044 in the definition of “Conversion Price” shall be replaced with the value “$0.90”.

7. Continued Validity of Securities Purchase Agreement, the First Warrant and Note. Except as specifically amended hereby, the Securities Purchase Agreement, the First Warrant and Note shall remain in full force. In the event of a conflict between this Amendment and the Securities Purchase Agreement, the First Warrant or Note, this Amendment shall control. This Amendment shall be a Transaction Document for all purposes under the Securities Purchase Agreement.

8. For the avoidance of doubt, the form of heter iska that appears in the Sefer Netivot Shalom written by Harav Shalom Yosef Gelber shall apply to the transactions contemplated by this Amendment.

9. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, each Buyer and the Company has caused its signature page to this Amendment to be duly executed as of the date first written above.

COMPANY: HUB Cyber Security Ltd.

By:	/s/ Osher Partok Rheinisch		/s/ Noah Hershcoviz
	Name:	Osher Partok Rheinisch	Noah Hershcoviz
	Title:	CLO	CEO

BUYER:

/s/ Tamas Gottdiener
Tamas Gottdiener